[LOGO] L.O.M. Medical International Inc.

                            Lux Optimum Medicamentum


                               Employment Contract


Between:                      L.O.M. Medical International Inc.
                              -A United States Company registered in Delaware U.S.A. in compliance to U.S. Law.

And:                          John Klippenstein
                              -494 Casa Rio Drive, Kelowna, British Columbia, Canada.

 Term of Contract:            Five years
 Salary Schedule:             Year One:      $120,000 USD.
                              Year Two:      $130,000 USD.
                              Year Three:    $140,000 USD.
                              Year Four:     $150,000 USD.
                              Year Five:     $160,000 USD.

Benefits:                     Health Care,  Dental Plan, Life  Insurance,  Three
                              Weeks of paid Holidays and a Company Leased
                              Vehicle.

Options: In lieu of salary may use portion of funds for stock options or other method of renumeration if so elected.

Arbitration of Disputes:      1. By the Board of Directors
                              2. By Appointed Arbitration

Remedy:                       As directed by arbitration clauses 1 or 2.




Dated this 27th day of October, 1997 at Vancouver B.C. at the meeting of the Board at #580-885 Dunsmuir St., Vancouver, B.C.

Approved by the Board of Directors. Signatures for this agreement as indicated below.

                                     [SEAL]

1. /s/ [ILLEGIBLE]                           2. /s/ [ILLEGIBLE]
   -----------------------------                -----------------------------

3. /s/ [ILLEGIBLE]                           4. /s/ [ILLEGIBLE]
   -----------------------------                -----------------------------


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